UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2007

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 20, 2007, Jabil Circuit, Inc. (the “Company”) amended (the “Amendment”) its existing bridge credit facility that it entered into as of December 21, 2006 (the “Bridge Facility”). As a result of the Amendment, (1) the termination date of the Bridge Facility was extended from December 20, 2007 to June 17, 2008, (2) the Bridge Facility was converted to a $200,000,000 revolving credit facility that is available only if the Company has fully drawn on the revolving credit portion of the Company’s existing amended and restated five year unsecured credit facility dated as of July 19, 2007 (the “Credit Facility”) and (3) as described below in the third paragraph, certain other portions of the Bridge Facility were also amended (the Bridge Facility, as so amended, shall be referred to herein as the “Amended Bridge Facility”). Also on December 20, 2007, the Company drew $400,000,000 on the revolving credit portion of the Credit Facility in order to pay down the full $400,000,000 outstanding under the term loan portion of the Bridge Facility.

Immediately following consummation of the transactions described above, the Company’s debt obligations included no amounts outstanding under the Amended Bridge Facility, $545,000,000 outstanding under the revolving credit portion of the Credit Facility and $400,000,000 outstanding under the term loan portion of the Credit Facility (which was previously borrowed by the Company). Based on these amounts outstanding, the Company currently has $255,000,000 available under the revolving credit portion of the Credit Facility (which amount could be increased by up to $200,000,000 if agreed to by the lenders under the Credit Facility), and $200,000,000 available under the Amended Bridge Facility (which is only available to be drawn upon once the revolving credit portion of the Credit Facility is fully drawn).

The Amendment specifies that the proceeds of the revolving credit advances under the Amended Bridge Facility shall be used for general corporate purposes of the Company and its subsidiaries. Pursuant to the Amendment, interest and fees on advances under the Amended Bridge Facility continue to be based on the Company’s unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service. The interest rate has been increased, such that interest is charged at either a rate equal to 0.300% to 1.500% above the base rate or a rate equal to 1.300% to 2.500% above the Eurocurrency rate, where the base rate represents the greater of Citibank, N.A.’s prime rate or 0.50% plus the federal funds rate, and the Eurocurrency rate represents the applicable London Interbank Offered Rate, each as more fully defined in the Bridge Facility. The applicable interest rate, whether based on the base rate or the Eurocurrency rate, will be increased by 0.25% on and after March 20, 2008. Fees include extension fees payable on March 20, 2008 and unused commitment fees based on the amount of the lenders’ commitments minus the principal amounts of any outstanding advances made by the lenders. Based on the Company’s current unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service, the current rate of interest (excluding the unused commitment fees and other fees) on a Eurocurrency rate draw would be 0.500% above the base rate or 1.500% above the Eurocurrency rate, as defined above.

Citicorp North America, Inc. is the agent under the Amendment and the Bridge Facility, and one of its affiliates is the agent under the Credit Facility. Some or all of the lenders party to the Amendment and the Bridge Facility, and certain of their affiliates, have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. In addition, the Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates.

The foregoing description of the Amendment is qualified in its entirety by reference to the complete terms and conditions of: (i) the Amendment (a copy of which is filed as Exhibit 10.34 to this Current Report on Form 8-K), (ii) the Bridge Facility (a copy of which was filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K for its 2006 fiscal year) and (iii) the Credit Facility (a copy of which was filed as Exhibit 10.33 to Company’s Annual Report on Form 10-K for its 2007 fiscal year).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit No.	Description
10.34	Amendment No. 3 to the Bridge Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

December 25, 2007	By:	/s/ Sergio A. Cadavid
Sergio A. Cadavid
Treasurer

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EXHIBIT INDEX

Exhibit No.	Description
10.34	Amendment No. 3 to the Bridge Credit Agreement.

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